Exhibit 99.1

Easton-Bell Sports, Inc. Reports Gross Margin and EBITDA Growth During Second Quarter 2012

Earnings Conference Call Scheduled for 2 p.m. Eastern Time on Thursday, August 9, 2012

VAN NUYS, Calif.--(BUSINESS WIRE)--August 9, 2012--Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of branded sports equipment, protective products and related accessories, will discuss its financial results for the quarter ended June 30, 2012 on a conference call to be held on Thursday, August 9, 2012, beginning at 2 p.m. Eastern Time.

Results for the Second Quarter ended June 30, 2012

The Company had net sales of $214.1 million for the second quarter of 2012, an increase of 1.0% as compared to $211.9 million of net sales for the second quarter of 2011, gross margin increased by 150 bps to 35.0% from 33.5%, and Adjusted EBITDA increased by $0.7 million or 2.7% to $25.7 million.

“Notwithstanding the uncertainty in the European markets and its impact on our Action Sports segment sales for the quarter, we were pleased with the sales growth in our Team Sports segment and our fourth consecutive quarter of margin expansion overall,” said Paul Harrington, President and Chief Executive Officer.

Team Sports net sales increased $4.1 million or 3.4% in the second quarter of 2012, as compared to the second quarter of 2011, or 3.9% on a constant currency basis. The increase resulted from continued market share gains with Riddell football helmets and apparel and the recently introduced Easton Mako hockey stick line, partially offset by a decline in sales of Easton baseball bats following the double-digit growth driven by the Power Brigade line in the first quarter as retailers now right-size BBCOR bat inventories.

Action Sports net sales decreased $1.9 million or 2.1% for the second quarter of 2012, as compared to the second quarter of 2011, or 1.6% on a constant currency basis. The decrease resulted from double-digit decreases in sales of Bell and Giro cycling helmets and Giro snow helmets in Europe due to retail skepticism surrounding the economic uncertainty in the region and the weather related softness in the snow market, substantially offset by growth in sales of Giro cycling shoes and Bell powersports helmets in North America and Asia.

The 150 bps of improvement in the Company’s gross margin during the second quarter reflects enhanced focus on product development and go to market strategies. The second quarter also benefitted from the increased sales of higher margin football helmets and hockey sticks, partially offset by lower sales of high margin snow helmets and baseball bats.

The Company’s operating expenses increased $3.3 million or 6.3% and 130 bps as a percentage of net sales during the second quarter from costs incurred to support the sales growth and planned spending on product innovation and brand marketing.

The Company’s Adjusted EBITDA was $25.7 million for the second quarter of 2012, an increase of $0.7 million or 2.7% as compared to the second quarter of 2011. A detailed reconciliation of Adjusted EBITDA to net income, which the Company considers to be the most closely comparable GAAP financial measure, is included in the section entitled “Reconciliation of Non-GAAP Financial Measures,” which appears at the end of this press release.

Balance Sheet Items

Net debt totaled $370.4 million (total debt of $398.0 million less cash of $27.6 million) as of June 30, 2012, a decrease of $17.9 million compared to net debt of $388.3 million as of July 2, 2011. The decrease in net debt relates to the generation of positive cash flow and pay down on the revolving credit facility. Working capital as of June 30, 2012 was $277.0 million, as compared to $251.9 million as of July 2, 2011 with the increase primarily related to seasonal working capital requirements, the increase in cash and reduction in the revolving credit facility.

The Company had substantial borrowing capability as of June 30, 2012, with $175.7 million of additional borrowing ability under the revolving credit facility and liquidity of $203.3 million when including the $27.6 million of cash.

Easton-Bell Sports, Inc.

Easton-Bell Sports, Inc. is a leading designer, developer and marketer of branded sports equipment, protective products and related accessories. The Company markets and licenses products under such well-known brands as Easton, Bell, Giro, Riddell and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has thirty-four facilities worldwide. More information is available at www.eastonbellsports.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.

Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of our products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether we can successfully market our products, including use of our products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about our products or the athletes that use them; (xviii) the seasonal nature of our business; (xix) failure to maintain an effective system of internal controls and (xx) other risks outlined under “Risk Factors” in the Company’s 2011 Annual Report on Form 10-K.

These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	June 30,	December 31,	July 2,
	2012	2011	2011
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,612	$29,505	$16,174
Accounts receivable, net	248,767	250,183	242,491
Inventories, net	152,227	145,815	148,561
Prepaid expenses	3,216	6,942	4,584
Deferred taxes	17,779	17,798	15,983
Other current assets	9,521	9,645	10,495
Total current assets	459,122	459,888	438,288
Property, plant and equipment, net	55,988	54,329	50,134
Deferred financing fees, net	11,293	12,622	13,805
Intangible assets, net	268,598	270,458	274,146
Goodwill	208,697	208,697	206,928
Other assets	2,184	1,617	1,244
Total assets	$1,005,882	$1,007,611	$984,545
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Revolving credit facility	$51,000	$42,000	$58,000
Current portion of capital lease obligations	27	26	25
Accounts payable	71,909	88,689	70,328
Accrued expenses	59,221	63,291	58,057
Total current liabilities	182,157	194,006	186,410
Long-term debt, less current portion	346,940	346,670	346,413
Capital lease obligations, less current portion	38	52	65
Deferred taxes	60,219	58,928	49,367
Other noncurrent liabilities	22,040	18,330	19,134
Total liabilities	611,394	617,986	601,389
Stockholder’s equity:
Common stock: $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at June 30, 2012, December 31, 2011 and July 2, 2011	—	—	—
Additional paid-in capital	365,063	363,730	361,584
Retained earnings	30,487	25,429	18,285
Accumulated other comprehensive (loss) income	(1,062)	466	3,287
Total stockholder’s equity	394,488	389,625	383,156
Total liabilities and stockholder’s equity	$1,005,882	$1,007,611	$984,545

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited and amounts in thousands)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011
Net sales	$214,067	$211,913	$430,348	$415,311
Cost of sales	139,232	140,888	282,339	280,329
Gross profit	74,835	71,025	148,009	134,982
Selling, general and administrative expenses	55,304	52,018	112,444	102,386
Amortization of intangibles	2,597	2,348	5,194	4,901
Income from operations	16,934	16,659	30,371	27,695
Interest expense, net	10,500	11,101	21,123	22,094
Income before income taxes	6,434	5,558	9,248	5,601
Income tax expense	2,726	2,612	4,190	2,717
Net income	3,708	2,946	5,058	2,884
Other comprehensive income:
Foreign currency translation adjustment	(1,323)	319	(1,528)	1,273
Comprehensive income	$2,385	$3,265	$3,530	$4,157

Reconciliation of Non-GAAP Financial Measures

This press release contains a financial measure called Adjusted EBITDA, which is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented Adjusted EBITDA on an actual basis for the second fiscal quarters ended June 30, 2012 and July 2, 2011.

We believe Adjusted EBITDA is a useful supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our consolidated and combined results of operations. Adjusted EBITDA is used by our management to perform such evaluation and in measuring compliance with debt covenants relating to certain of our borrowing arrangements. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP. We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We also believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. In addition, we believe that our presentation of Adjusted EBITDA provides investors with helpful information about the calculation of some of the financial covenants that are contained in our Senior Secured Credit Facilities.

Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are as follows:

  Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
  other companies in our industry may calculate Adjusted EBITDA differently so it may not be comparable.

To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only as supplemental information.

The calculation of Adjusted EBITDA and a reconciliation of that measure to net income, the most comparable GAAP measure, for the second fiscal quarters ended June 30, 2012 and July 2, 2011 are set forth below (amounts in thousands):

	2012	2011

Net income for the second fiscal quarter	$3,708	$2,946

Interest expense, net	10,500	11,101
Provision for taxes based on income	2,726	2,612
Depreciation expense	5,257	4,710
Amortization expense	2,597	2,348
Non-cash equity compensation expense	729	704
Other allowable adjustments under the Company's Senior Secured Credit Facilities (1)	185	594
Adjusted EBITDA, as reported pursuant to the Company's Senior Secured Credit Facilities for the second fiscal quarter	$25,702	$25,015

(1)	Represents actual expenses permitted to be excluded pursuant to the Company's Senior Secured Credit Facilities. Such amount represents: (i) charges related to the issuance of capital stock or debt, (ii) unrealized (gains)/losses relating to hedging activities, (iii) expenses paid in connection with employee severance, retention, relocation and contract termination, consolidation of facilities and other non-recurring expenses and charges and (iv) expense reimbursements to our financial sponsors.

Conference Call Webcast and Dial-in Information

Interested parties may listen to the conference call via webcast at: http://www.media-server.com/m/p/mrm6739j. In addition, interested parties may listen directly to the call by dialing 1-800-573-4840 (within the United States and Canada) or 1-617-224-4326 (outside the United States and Canada). The pass code for the call is 30945452. A replay of the call will be available on August 10 through August 16, 2012 by dialing 1-888-286-8010 (within the United States and Canada) or 1-617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 63939897.

CONTACT:
Easton-Bell Sports, Inc.
Mark Tripp, 818-902-5803